                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement

                                           [_] Confidential, for use of the
[X] Definitive proxy statement                 commission only (as permitted
                                               by Rule 14a-6(e)(2))

[_] Definitive additional materials

[_] Soliciting Material Pursuant to Rule 14a-12


                           KILROY REALTY CORPORATION
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                           KILROY REALTY CORPORATION

                    2250 EAST IMPERIAL HIGHWAY, SUITE 1200
                         EL SEGUNDO, CALIFORNIA 90245

April 6, 2001

Dear Stockholder:

  You are cordially invited to attend the 2001 annual meeting of stockholders of KILROY REALTY CORPORATION to be held on May 22, 2001, at 10:00 a.m. at The Beverly Hilton Hotel located at 9876 Wilshire Boulevard, Beverly Hills, California 90210.

  Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a Proxy Card and postage paid return envelope.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

                                          Sincerely,

                                          Richard E. Moran Jr.
                                          Executive Vice President,
                                          Chief Financial Officer and
                                           Secretary

                           KILROY REALTY CORPORATION
                    2250 EAST IMPERIAL HIGHWAY, SUITE 1200
                         EL SEGUNDO, CALIFORNIA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2001

To the Stockholders of Kilroy Realty Corporation:

  NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Kilroy Realty Corporation, a Maryland corporation (the "Company"), will be held at The Beverly Hilton Hotel located at 9876 Wilshire Boulevard, Beverly Hills, California 90210 on May 22, 2001, at 10:00 a.m., local time, for the following purposes:

    1. To elect two directors to the Company's Board of Directors to serve until the annual meeting of stockholders in the year 2004 and until their successors are duly elected and qualify;

    2. To consider and act upon one stockholder proposal, if presented to the meeting; and

    3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

  The Board of Directors has fixed the close of business on March 20, 2001 as the record date (the "Record Date") for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company, which recommends that stockholders vote FOR the election of the Board of Director nominees named therein and recommends that the stockholders vote AGAINST the proposed stockholder proposal contained therein. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          Richard E. Moran Jr.
                                          Executive Vice President,
                                          Chief Financial Officer and
                                           Secretary

April 6, 2001
El Segundo, California

                           KILROY REALTY CORPORATION
                    2250 EAST IMPERIAL HIGHWAY, SUITE 1200
                         EL SEGUNDO, CALIFORNIA 90245

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2001

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

General

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kilroy Realty Corporation, a Maryland corporation (the "Company"), of proxies from the holders of the Company's issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), to be exercised at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 22, 2001 at The Beverly Hilton Hotel located at 9876 Wilshire Boulevard, Beverly Hills, California 90210 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting.

  At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following proposals (the "Proposals"):

    1. The election of two directors to the Company's Board of Directors to serve until the annual meeting of stockholders to be held in the year 2004 and until their successors are duly elected and qualify;

    2. One shareholder proposal, if presented to the meeting; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  Only the holders of record of the shares of Common Stock at the close of business on March 20, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters. As of the Record Date, 26,964,526 shares of Common Stock were outstanding. This Proxy Statement and enclosed form of proxy are first being mailed to the stockholders of the Company on or about April 6, 2001.

  A majority of the shares of Common Stock outstanding must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In order to be elected as a director, a nominee must receive a plurality of all the votes cast at the Annual Meeting at which a quorum is present. For purposes of calculating votes cast in the election of the directors, abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the Proposal regarding the election of the director nominees. The stockholder proposal must be approved by a plurality of the votes cast, assuming a quorum is present. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of of the vote the stockholder proposal.

  The shares of Common Stock represented by all properly executed proxies returned to the Company will be voted at the Annual Meeting as indicated or, if no instruction is given, FOR election of the two director nominees named herein and AGAINST approval of the stockholder proposal. As to any other business that may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. The Company does not presently know of any other business that may come before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, unless otherwise indicated, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein. Any person giving a proxy has the right to revoke it at any time before it is exercised (i) by filing with the Secretary of the Company a duly signed revocation or a proxy bearing a later date or (ii) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  The Company's executive offices are located at 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245, telephone (310) 563-5500. References herein to the "Company" refer to Kilroy Realty Corporation and its subsidiaries, unless the context otherwise requires.

                               ----------------

              The date of this Proxy Statement is April 6, 2001.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Pursuant to the Company's articles of incorporation, as amended (the "Charter"), the Company's bylaws, as amended (the "Bylaws"), and the resolutions adopted by the Board of Directors (the "Board"), the Board presently consists of seven directors, with one vacancy. The Board is divided into three classes serving staggered three-year terms, consisting of two members whose term will expire at the Annual Meeting, two members whose terms will expire at the 2002 annual meeting of stockholders and two members whose terms will expire at the 2003 annual meeting of stockholders.

  Pursuant to the Charter, at each annual meeting the successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Accordingly, at the Annual Meeting, the nominees for election will be elected to hold office for a term of three years until the annual meeting of stockholders to be held in the year 2004, and until their successors are duly elected and qualify. Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the nominees to the Board listed below. Each such nominee has consented to be named in this Proxy Statement and to serve as a director if elected.

  The information below relating to the nominees for election as director and to each of the other directors whose terms of office continue after the Annual Meeting has been furnished to the Company by the respective individuals.

  The Board recommends a vote FOR the election of John R. D'Eathe and William
P. Dickey to serve until the annual meeting of stockholders to be held in the year 2004 and until their respective successors are duly elected and qualify.

Nominees for Director

  The following table sets forth certain current information with respect to the nominees for directors to the Board of the Company:

                                                                        Position
                                                               Director With The
   Name                                                    Age  Since   Company
   ----                                                    --- -------- --------
   John R. D'Eathe........................................  65   1997   Director
   William P. Dickey......................................  58   1997   Director

  The following is a biographical summary of the experience of the nominees for directors to the Board of the Company:

  John R. D'Eathe, has been a member of the Company's Board since October 1997. Mr. D'Eathe is a 30-year veteran of real estate development and management in Canada, Europe and the United States. Since 1980, Mr. D'Eathe has been serving as the President of Freehold Development Canada, which is primarily focused on commercial and industrial development in western Canada. From 1970 to 1979, Mr. D'Eathe was President and Chief Executive Officer of Canadian Freehold Properties Ltd., a Canadian-based development company involved in commercial projects in both Canada and the United States. From 1965 to 1969, he served as a director and senior vice president of Grosvenor International, a private real estate group that owns and develops property around the world. Since 1997, Mr. D'Eathe has been the Chairman and President of Penreal Advisors Ltd., one of Canada's largest pension fund real estate investment and advisory firms. In addition, he has been the Chairman of Spark Music Inc., of Vancouver since 1992, and has been a director of John Hancock's Maritime Life Assurance Company since 1995. Mr. D'Eathe holds an honors Bachelor of Laws degree from London University, UK and is an associate member of The Canadian Bar Association.

  William P. Dickey, has been a member of the Company's Board since its inception as a public company in January 1997. Mr. Dickey has been the President of The Dermot Company, Inc., a real estate investment and management company since 1990. From 1986 to 1990, Mr. Dickey was a Managing Director of Real Estate for Credit Suisse First Boston Corporation. Prior to 1986, Mr. Dickey was a partner at the New York law firm of Cravath, Swaine & Moore, where he started as an associate beginning in 1974. Mr. Dickey is a member of the board of directors of Prime Retail, Inc., a real estate investment trust ("REIT") which invests primarily in factory outlet centers, Burnham Pacific Properties, Inc., a REIT that is currently liquidating its shopping center portfolio, and Mezzanine Capital Property Investors, Inc., a REIT which invests primarily in East Coast office/mixed use space. Mr. Dickey received his undergraduate degree from the United States Air Force Academy, his Masters Degree from Georgetown University and his Juris Doctor Degree from Columbia Law School.

Vote Required

  The election of each director requires the plurality of the votes cast by the holders of the shares of Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting. The Board recommends a vote "FOR" the election of John R. D'Eathe and William P. Dickey to serve until the annual meeting of stockholders to be held in the year 2004 and until their respective successors are duly elected and qualify.

Directors Continuing in Office

  Information concerning the other directors of the Company whose terms do not expire at the Annual Meeting is set forth below.

   Name                     Age            Position With The Company            Term
   ----                     ---            -------------------------            ----
   John B. Kilroy, Sr. ....  78 Chairman of the Board of Directors              2002
   John B. Kilroy, Jr. ....  52 President, Chief Executive Officer and Director 2003
   Matthew J. Hart.........  48 Director                                        2002
   Dale F. Kinsella........  52 Director                                        2003

  John B. Kilroy, Sr., has served as the Company's Chairman of the Board since its incorporation in September 1996, and served in the same capacity for Kilroy Industries ("KI"), the predecessor to the Company, since 1954. In 1947, Mr. Kilroy founded the businesses that were incorporated in 1952 as the entity known as KI. Mr. Kilroy served as KI's President from 1952 until 1981, and as its Chairman of its Board of Directors from 1954 to 1997. Mr. Kilroy is a nationally recognized member of the real estate community, providing the Company with strategic leadership and a broad based network of relationships. Mr. Kilroy is a trustee of the Independent Colleges of Southern California, serves on the board of directors of Pepperdine University, and is a past trustee of Harvey Mudd College. Mr. Kilroy is the father of John B. Kilroy, Jr., the Company's President and Chief Executive Officer.

  John B. Kilroy, Jr., has served as the Company's President, Chief Executive Officer and Director since its incorporation in September 1996. Prior to joining the Company, Mr. Kilroy served in the same capacity for KI and was responsible for the overall management of all facets of KI and its various affiliates since 1981. Mr. Kilroy has been involved in all aspects of commercial and industrial real estate development, construction, acquisition, sales, leasing, financing, and entitlement since 1967 and worked for KI for over 30 years. Mr. Kilroy became President of KI in 1981 and was elected Chief Executive Officer in 1991. Prior to that time, he held positions as Executive Vice President and Vice President--Leasing & Marketing. He is a trustee of the El Segundo Employers Association, and a past trustee of Viewpoint School, the Jefferson Center For Character Education and the National Fitness Foundation. Mr. Kilroy holds a Bachelor of Science degree in Economics from the University of Southern California. Mr. Kilroy is the son of John B. Kilroy, Sr., the Chairman of the Company's Board of Directors.

  Matthew J. Hart, has been a member of the Company's Board since its inception as a public company in January 1997. Mr. Hart joined Hilton Hotels Corporation in 1996 and presently serves as its Executive Vice President and Chief Financial Officer. Mr. Hart is primarily responsible for Hilton's corporate finance and development activities. Prior to joining Hilton, Mr. Hart was Senior Vice President and Treasurer of The Walt

Disney Company from 1995 to 1996. From 1981 to 1995, Mr. Hart was employed by Host Marriott Corporation (formerly known as Marriott Corporation), most recently as its Executive Vice President and Chief Financial Officer. He was responsible for the company's corporate and project financing activities, as well as the corporate controller and corporate tax functions. Before joining Marriott Corporation, Mr. Hart had been a lending officer with Bankers Trust Company in New York. Mr. Hart is a member of the board of directors of First Washington Realty Trust, Inc., a REIT that invests primarily in retail properties, Heal the Bay and the Westside Breckers Soccer Club, both nonprofit organizations. Mr. Hart received his undergraduate degree from Vanderbilt University and a Masters of Business Administration from Columbia University.

  Dale F. Kinsella, has been a member of the Company's Board since its inception as a public company in January 1997. Mr. Kinsella is currently a partner with the law firm of Greensberg, Glusker, Fields, Claman, Machtinser & Kinsella, LLP. Prior to that time, he had been a partner with the Los Angeles law firm of Kinsella, Boesch, Fujikawa & Towle. Mr. Kinsella received his undergraduate degree from the University of California at Santa Barbara and his Juris Doctor degree from the University of California at Los Angeles.

Board of Directors Meetings and Attendance

  During the year ended December 31, 2000, the Board held four meetings and conducted three meetings by unanimous written consent. All but one director attended 75% or more of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the committees of the Board on which such directors served. Mr. Kilroy, Sr. attended 65% of the total meetings of the Board and the committees on which he served.

Board Committees

  The Board of Directors of the Company has an Independent Committee, an Executive Committee, an Executive Compensation Committee, and an Audit Committee.

  Independent Committee. The Independent Committee consists of four Independent Directors, Mr. Kinsella, who serves as its Chairman, and Messrs. Dickey, Hart and D'Eathe. An "Independent Director" is a director who is not an employee, officer or affiliate of the Company or a subsidiary or a division thereof, or a relative of a principal executive officer, or who is not an individual member of an organization acting as an advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees. The Independent Committee has the authority to approve transactions between the Company and its affiliates, including, without limitation, John B. Kilroy, Sr. or John B. Kilroy, Jr. and their respective affiliates. The Independent Committee held one meeting during 2000.

  Executive Committee. The Executive Committee consists of Mr. Kilroy, Jr., who serves as its Chairman, and Messrs. Kilroy, Sr. and Kinsella. Subject to the Company's conflict of interest policies, the Executive Committee has authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company (and, consistent with the Agreement of Limited Partnership as amended from time to time (the "Partnership Agreement") of Kilroy Realty, L.P. (the "Operating Partnership"), to cause the Operating Partnership to take such actions). The Executive Committee held no meetings during 2000.

  Executive Compensation Committee. The Executive Compensation Committee consists of two Independent Directors, Mr. Dickey, who serves as its Chairman, and Mr. Kinsella. The function of the Executive Compensation Committee is to
(i) establish, review, modify and adopt remuneration levels for executive officers of the Company, and (ii) implement the Company's Stock Incentive Plan and any other incentive programs. The Executive Compensation Committee held three meetings during 2000.

  Audit Committee. The Audit Committee consists of three Directors, Mr. Hart, who serves as its Chairman, and Messrs. D'Eathe and Dickey. All three members of the Audit Committee are independent from the Company in accordance with the New York Stock Exchange ("NYSE") listing standards, are financially literate, and possess accounting and related financial management expertise, as determined by the Company's Board of Directors. The Audit Committee's purpose is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's independent public accountants. The Audit Committee is governed by a written charter approved by the Board, a copy of which is included as Appendix A to this Proxy Statement. Information regarding the specific functions performed by the Audit Committee and the number of meetings held during 2000 is set forth in the following "Report of the Audit Committee."

Report of the Audit Committee

  The Audit Committee of the Company's Board of Directors is comprised of Independent Directors, as required by the listing standards of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

  The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

  The independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2000 with the independent auditors. The Committee discussed with the independent auditors their judgments as to the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards Statement of Auditing Standard Number 61, "Communications with Audit Committees," as currently in effect. In addition, the Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it discussed with the auditors their independence from the Company. The Committee also considered the compatibility of the independent auditors' provision of non-audit services with the auditors' independence.

  The Committee discussed with the Company's independent auditors the overall scope of their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. The Committee held four meetings during fiscal year 2000.

  In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also approved the selection of the Company's independent auditors.

Matthew J. Hart, Audit Committee Chair
John R. D'Eathe, Audit Committee Member
William P. Dickey, Audit Committee Member

March 20, 2001

Compensation of Directors

  During 2000, the Company paid its non-employee directors (including those who are deemed "inside" directors) annual compensation of $20,000 for their services. In addition, each non-employee director also received annual compensation of $2,000 for their services as chairman of any committee of the Board and $1,000 for each Board meeting attended by such director. Each non-employee Director was also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors were not paid any directors fees.

  In addition, under the Company's 1997 Stock Option and Incentive Plan (the "Stock Incentive Plan"), upon his initial election to the Board, each Independent Director was automatically granted options to purchase
10,000 shares of Common Stock which vest pro rata in annual installments over a three-year period, and on each anniversary of his election to the Board, prior to February 1999, each Independent Director received an option to purchase 1,000 shares of Common Stock which vest pro rata in annual installments over a three-year period. In February 1999, the annual grant of options to purchase shares to each non-employee director was increased from options to purchase 1,000 shares, to options to purchase 5,000 shares based upon Board approval of a recommendation by management to modify and increase the Board's compensation structure to a level comparable to the Company's peers. For administrative simplicity, the revised structure provides that all future option grants to Board members will be made on a common annual date, rather than the respective anniversary dates of each Board member's election to the Board. All stock options were issued pursuant to the Stock Incentive Plan at an exercise price equal to or greater than the fair market value of the Common Stock at the date of grant.

  The following table presents stock options granted to the Company's Independent Directors through December 31, 2000:

                                 Total  Exercise  Exercisable at Unxercisable at
                        Grant   Options Price per  December 31,   December 31,
Name                     Date   Granted   Share        2000           2000
----                   -------- ------- --------- -------------- ---------------
John R. D'Eathe......  10/17/97 10,000   $27.25       10,000            --
                       10/17/98  1,000    20.56          667            333
                        2/18/99  5,000    20.38        1,667          3,333
                        2/18/00  5,000    20.75          --           5,000

William P. Dickey....   1/31/97 10,000   $23.00       10,000            --
                         2/2/98  1,000    28.56          667            333
                        2/18/99  5,000    20.38        1,667          3,333
                        2/18/00  5,000    20.75          --           5,000

Matthew J. Hart......   1/31/97 10,000   $23.00       10,000             --
                         2/2/98  1,000    28.56          667            333
                        2/18/99  5,000    20.38        1,667          3,333
                        2/18/00  5,000    20.75          --           5,000

John B. Kilroy, Sr...   1/31/97 15,000   $23.00       15,000            --
                        2/18/99  5,000    20.38        1,667          3,333
                        2/18/00  5,000    20.75          --           5,000

Dale F. Kinsella.....   1/31/97 10,000   $23.00       10,000            --
                         2/2/98  1,000    28.56          667            333
                        2/18/99  5,000    20.38        1,667          3,333
                        2/18/00  5,000    20.75          --           5,000

                       PROPOSAL 2: STOCKHOLDER PROPOSAL

  The Company was notified that Services Employees International Union ("SEIU"), 1313 L Street, NW, Washington D.C. 20005, beneficial owner of 132 shares of the Company's Common Stock, intends to present the following proposal at our Annual Meeting on May 22, 2001.

Stockholder Proposal

  "Resolved: The shareholders of Kilroy Realty Corporation (the Company) request the Board of Directors to redeem the shareholder rights issued in October, 1998 unless such issuance is approved by the affirmative vote of the outstanding shareholders, to be held as soon as is practicable."

Supporting Statement

  In October, 1998 the Board of Directors of Kilroy Realty Corporation issued, without shareholder approval, certain shareholder rights pursuant to a Shareholder Rights Plan. These rights are a type of anti-takeover device, commonly referred to as a "poison pill," which injure shareholders by reducing management accountability and adversely affecting shareholder value.

  While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

  Rights plans like ours have become increasingly unpopular in recent years. Last year, a majority of shareholders at Quaker Oats, Anheuser-Busch, Baxter International, Electronic Data Systems, Mattel and Southwest Airlines among others, voted in favor of proposals asking management to redeem or repeal poison pills. In addition, the Council of Institutional Investors--an organization of large corporate and public pension plans--calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

  To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decision that affect the Company's governance and performance, we urge the Company to redeem the Shareholder Rights Plan or subject it to a vote as soon as may be practical.

Board Response to Stockholder Proposal

  THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING
REASONS:

  The Board believes that the stockholder proposal is not in the best interest of the Company or you, the stockholders, and recommends that you vote against it.

  The Board adopted the current Rights Agreement (the "Plan") to protect our stockholders against abusive takeover tactics and to ensure that each stockholder is treated fairly in any transaction involving an acquisition of control of the Company. Before making its decision, the Board reviewed the arguments for and against adopting such a plan and approved the Plan because it believed that the Plan would enable it to better represent the interests of its stockholders in the event of a hostile takeover bid.

  The Board's duty to the Company is to consider and evaluate any legitimate acquisition proposal and to determine whether any offer would deliver full value to Company. The Plan provides the means for the Board, as your elected representatives, to fulfill this duty and to maximize the value for, and protect the interest of all stockholders. The Plan is not intended to and does not, prevent or inhibit a legitimate takeover offer but encourages a bidder to negotiate with the Board. This strengthens your Board's bargaining position with the bidder. Also, the Plan does not eliminate the obligation of the directors to exercise their legal duties. Rather, the

Plan also gives the Board a greater period of time to evaluate an acquisition offer and properly consider all relevant information outside of the typical "crisis" environment that typically occurs when a potential acquiror makes a hostile bid. Stockholders benefit from a more stable trading environment and from the increased likelihood of receiving proper value and a higher premium in the event of a change in control. Employees and customers benefit because we will not face the myriad distractions caused by coercive, inadequate or insufficiently funded offers. All of our constituents can be assured that any change in control will be the result of careful consideration and not decisions forced to be made in the heat of a crisis. The Plan allows the Board to reject an offer that does not reflect the full value of the Company or that is not fair to all stockholders, or to seek alternative proposals that would better reflect the full value of the Company and treat all stockholders fairly.

  There is substantial empirical evidence that a such rights plans may better position a board of directors to achieve the best result for all stockholders in the event there is a bid for the Company. In fact, two studies published in 1997 provide strong evidence that, in general, companies with rights plans tend to receive higher takeover premiums than those without them. The study by proxy solicitor Georgeson & Company, Inc. of 319 take-over transactions with a deal size of over $250 million from 1992 to 1996 found that companies with rights plans received on average 8 percentage points higher takeover premiums than companies without such plans. In 1997, J.P. Morgan reviewed 300 of $500 million-plus majority-stake acquisitions from 1993 through June 1997 and found that the median acquisition premium (the price paid over the stock price five days before the offer) was 9.4% higher when a company had a rights plan in place.

  Also, empirical evidence supports that the presence of a stockholder rights plan does not increase the likelihood of the withdrawal of a friendly bid or the defeat of a hostile bid nor does it reduce the likelihood of a company becoming a takeover target. In fact, as displayed below, companies with stockholder rights plans had a slightly higher takeover rate than companies without plans). The following information is based upon a study conducted by Jamill Aboumen and Christopher Hayden, and support the premise that companies with stockholder rights plans have experienced higher takeover rates, and lower takeover bid withdrawal and failure rates, than companies without stockholders rights plans.

                         TAKEOVER BID WITHDRAWAL RATE

     Firms Without Pills.................................................. 11.2%
     Firms With Pills..................................................... 10.3%

                           HOSTILE BID FAILURE RATE

     Firms Without Pills.................................................. 66.7%
     Firms With Pills..................................................... 45.0%

                           TAKEOVER RATE S&P 500/400

     Firms Without Pills..................................................  5.6%
     Firms With Pills.....................................................  7.7%

Source: Jamill Aboumen and Christopher Hayden, article entitled "Poison Pills, Stockholder Value, and Voting on Recision Proposals" published in
Directorship, Inc. (1998)

  Your Board's commitment has always been, and will always be, to serve the best interests of the Company. The Board, as your legal representatives, has responsibilities and duties that require it to act in the best interests of the Company in the event of a takeover bid of the Company. Redeeming the rights would take from the Board an essential tool to protect stockholders. In the interest of stockholders, the Board believes that any decision to redeem the rights should be made in context of a specific acquisition offer.

  THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL.

            CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

  The following table sets forth certain current information with respect to the executive officers of the Company:

          Name           Age                            Position
          ----           ---                            --------
John B. Kilroy, Sr. ....  78 Chairman of the Board
John B. Kilroy, Jr. ....  52 President, Chief Executive Officer and Director
Jeffrey C. Hawken.......  42 Executive Vice President and Chief Operating Officer
Richard E. Moran Jr. ...  49 Executive Vice President, Chief Financial Officer and Secretary
Steven R. Scott.........  44 Senior Vice President, San Diego Development
Campbell Hugh Greenup...  47 Executive Vice President, Los Angeles Development

  The following is a biographical summary of the experience of the executive and senior officers of the Company:

  John B. Kilroy, Sr. has served as Chairman of the Board since its incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth under "Proposal 1: Election of Directors--Directors Continuing in Office."

  John B. Kilroy, Jr. has served as the President and Chief Executive Officer of the Company since its incorporation in September 1996. Biographical information regarding Mr. Kilroy is set forth under "Proposal 1: Election of Directors--Directors Continuing in Office."

  Jeffrey C. Hawken has served as Executive Vice President and Chief Operating Officer of the Company since it commenced operations as a public company in January 1997. Prior to that time, Mr. Hawken served in the same capacity for KI and was responsible for the management and operations of KI's real estate portfolio and served on KI's acquisitions and executive committees. Mr. Hawken joined KI in 1980, as a Senior Financial Analyst, and has been involved in property and asset management with the company since May 1983. Since that time, he attained the designation of Real Property Administrator through the Building Owner's and Manager's Association ("BOMA"). Mr. Hawken holds a Bachelor of Science degree in Business Administration from the University of Southern California.

  Richard E. Moran Jr. has served as the Company's Executive Vice President, Chief Financial Officer and Secretary since December 1996. Prior to that time, Mr. Moran was Executive Vice President, Chief Financial Officer and Secretary of Irvine Apartment Communities, Inc. from 1993 to 1996. Prior to that, Mr. Moran was Executive Vice President, Corporate Finance and Treasurer of The Irvine Company, where he was employed from 1977 to 1993. Previously, he was a certified public accountant with Coopers & Lybrand. He is a member of the Urban Land Institute and serves on the Policy Advisory Board for the Center for Real Estate and Urban Economics at the University of California at Berkeley. Mr. Moran received a Master of Business Administration degree from the Harvard University Graduate School of Business Administration and a Bachelor of Science degree in Accounting from Boston College.

  Steven R. Scott is currently a Senior Vice President of the Company and has served in that capacity since he joined the Company in January 1998. He has more than 18 years of real estate experience, the last 15 of which have been devoted to commercial real estate leasing and brokerage. From January 1996 to December 1997, Mr. Scott was Senior Vice President with CB Richard Ellis in San Diego, where he concentrated in corporate services, build- to-suits, and brokerage in the mid-San Diego County markets of Sorrento Mesa, Torrey Pines, University Towne Centre and the I-15 Corridor. Prior to CB Richard Ellis, he was affiliated with the San Diego office of Grubb & Ellis Company for 13 years most recently as Senior Marketing Consultant. Mr. Scott holds a Bachelor of Science degree in Business Administration from San Diego State University.

  Campbell Hugh Greenup is currently an Executive Vice President of the Company and has served in that capacity since it commenced operations as a public company in January 1997. Mr. Greenup is responsible for the Company's development activity in the Los Angeles area. Prior to that time, Mr. Greenup was employed at KI as Assistant General Counsel and was also President of Kilroy Technologies Company, LLC. Mr. Greenup is a member of the American Bar Association, the Urban Land Institute, the National Association of Corporate Real Estate Executives and the Los Angeles County Beach Advisory Commission. Mr. Greenup holds a Juris Doctor from Hastings College of Law and a Bachelors of Arts degree in History from the University of California, Los Angeles.

                            EXECUTIVE COMPENSATION

  The following table sets forth the salary rates and other compensation paid for the fiscal years ended December 31, 2000, 1999 and 1998, to the Chief Executive Officer and each of the Company's other executive officers (the "Named Executive Officers"). The Company has entered into employment agreements with each of its executive officers, except for Steven R. Scott, as described below. See "--Employment Agreements."

                                                                                Long-Term
                                            Annual Compensation               Compensation
                                      ----------------------------------- ---------------------
                                                                                     Securities
                                                                          Restricted Underlying
                                                             Other Annual   Stock      Options
  Name and Principal Position    Year  Salary       Bonus    Compensation  Award(1)  Granted(2)
  ---------------------------    ---- --------    ---------- ------------ ---------- ----------
John B. Kilroy, Jr. ............ 2000 $650,000    $2,250,000      (4)       67,500
 Director, President and Chief   1999 $465,000    $1,029,500
 Executive Officer               1998 $350,000    $  510,000                          250,000

Jeffrey C. Hawken............... 2000 $350,000    $  825,000      (4)       40,500
 Executive Vice President and    1999 $275,000    $  611,700
 Chief Operating Officer         1998 $225,000    $  325,000                          150,000

Richard E. Moran Jr. ........... 2000 $350,000    $  659,000      (4)       27,000
 Executive Vice President, Chief 1999 $275,000    $  545,300
 Financial Officer and Secretary 1998 $225,000    $  325,000                          150,000

Steven R. Scott................. 2000 $225,000    $  275,000      (4)       10,000
 Senior Vice President,          1999 $182,400    $  225,000
 San Diego Development           1998 $167,750(3) $  116,000                           20,000

Campbell Hugh Greenup........... 2000 $225,000    $  225,000      (4)       10,000
 Executive Vice President,       1999 $207,000    $  225,000
 Los Angeles Development         1998 $200,000    $  200,000

--------
(1) In June 2000, the Company's Compensation Committee granted restricted shares of the Company's Common Stock to the Named Executive Officers under the Company's 1997 Stock Option and Incentive Plan. All of the shares issued under this grant were granted at a value of $24.94 per share, the Company's closing per share price on the NYSE on the grant date, against the payment of the par value or $0.01 per share. The restricted shares granted contain cliff-vesting provision such that all of the shares vest on March 1, 2003. The Named Executive Officers are entitled to receive distributions in respect of such restricted shares.

(2) Options to purchase an aggregate of 1,951,132 shares of Common Stock and 195,000 of restricted shares of Common Stock granted to directors, executive officers and other employees of the Company are currently outstanding. Such options vest pro rata in annual installments over a three-year period. An additional 674,332 shares of Common Stock are reserved for issuance under the Stock Option and Incentive Plan, as of the date of this Proxy Statement.

(3) The salary, which was paid to the Named Executive Officer during the fiscal year ended December 31, 1998, commenced on January 5, 1998.

(4) The aggregate amount of the perquisites and other personal benefits, securities or property for each Named Executive Officer is less than the lesser of $50,000 or 10% of the total of salary and bonus for such Named Executive Officer for each of the years presented.

Option Grants in Last Fiscal Year

  The Company did not grant options to purchase any shares of Common Stock to the Named Executive Officers during 2000.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth certain information concerning options exercised by Named Executive Officers during the year ended December 31, 2000, and exercised and unexercised options held by the Named Executive Officers at December 31, 2000.

                                                        Number of Securities
                                                             Underlying           Value of Unexercised
                                                       Unexercised Options at    In-The-Money Options at
                                                          December 31, 2000       December 31, 2000(1)
                         Shares Acquired    Value     ------------------------- -------------------------
          Name             on Exercise   Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ------------ ----------- ------------- ----------- -------------
John B. Kilroy, Jr. ....        --           N/A        416,667      83,333     $2,255,210    $494,790
Jeffrey C. Hawken.......        --           N/A        250,000      50,000      1,353,125     296,875
Richard E. Moran Jr.....     52,535        $356,332     197,465      50,000      1,052,611     296,875
Campbell Hugh Greenup...        --           N/A        100,000         --         506,250         --
Steven R. Scott.........        --           N/A        13,334        6,666         65,003      32,497

--------
(1) Based on the closing price of $28.0625 per share of Common Stock on December 31, 2000, as reported by the NYSE.

401(k) Plan

  The Company has a Section 401(k) Savings/Retirement Plan (the "401(k) Plan") to cover eligible employees of the Company and any designated affiliate. The 401(k) Plan permits eligible employees of the Company to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code (the "Code"). The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. The Company currently makes matching contributions to the 401(k) Plan in an amount equal to fifty-cents for each one dollar of participant contributions up to a maximum of five percent of the participant's annual salary up to certain limits. Participants vest immediately in the amounts contributed by the Company. Employees of the Company are eligible to participate in the 401(k) Plan after one year of credited service with the Company. For the year ended December 31, 2000, the Company's contribution to the 401(k) Plan was $181,000. The 401(k) Plan qualifies under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

Employment Agreements

  Each of John B. Kilroy, Jr., Jeffrey C. Hawken, Richard E. Moran Jr, and Campbell Hugh Greenup have entered into an employment agreement with the Company. Each of the employment agreements had an initial three-year term and is subject to automatic one-year renewals. Each of the employment agreements provides that the amount paid for annual base compensation and the amount of any bonus is determined at the discretion of the Executive Compensation Committee.

  The employment agreements entitle the executives to participate in the Company's Stock Incentive Plan and to receive certain other insurance benefits. The employment agreements also provide that in the event of death, the executive's estate will receive monthly payments of the executive's annual salary, plus one-twelfth of any bonus to be received, for a period equal to the lesser of the term remaining under the employment agreement or one year. In addition, in the event of a termination by the Company without "cause," a termination of employment resulting from "disability," a termination by the executive for "good reason," or, in the case of Mr. Kilroy and Mr. Moran, a termination pursuant to a "change of control" of the Company (as such terms are defined in the respective employment agreements) the terminated executive will be entitled to (i) severance (the "Severance Amount") and (ii) continued receipt of certain benefits including medical insurance, life and disability insurance and the receipt of other customary benefits established by the Company for its executive employees for two years following the date of termination (collectively, the "Severance Benefits"). The Severance Amount is equal to the sum of two times the executive's average annual base compensation and two times the highest annual bonus received during the preceding 36-month period.

  Under the employment agreements, "Disability" means a physical or mental disability or infirmity which, in the opinion of a physician selected by the Board, renders the executive unable to perform his duties for six consecutive months or for shorter periods aggregating 180 business days in any 12-month period (but only to the extent that such definition does not violate the Americans with Disabilities Act). "Cause," as defined under the terms of the respective employment agreements, means (i) the executive's conviction for commission of a felony or a crime involving moral turpitude, (ii) the executive's willful commission of any act of theft, embezzlement or misappropriation against the Company or (iii) the executive's willful and continued failure to substantially perform the executive's duties (other than such failure resulting from the executive's incapacity due to physical or mental illness), which is not remedied within a reasonable time. "Good reason" means (i) the Company's material breach of any of its obligations under the employment agreement (subject to certain notice and cure provisions) or (ii) any removal of the executive from one or more of the appointed offices or any material alteration or diminution in the executive's authority, duties or responsibilities, without "cause" and without the executive's prior written consent. "Change of Control" means (i) the event by which the individuals constituting the Board as of the date of the IPO cease for any reason to constitute at least a majority of the Company's Board; provided, however, that if the election, or nomination for election by the Company's stockholders of any new director was approved by a vote of at least a majority of the members of the original Board, such new director shall be considered a member of the original Board; (ii) an acquisition of any voting securities of the Company by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Exchange Act, immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20%, or more of the combined voting power of the Company's then outstanding voting securities unless such acquisition was approved by a vote of at least one more than a majority of the original Board; or (iii) approval by the stockholders of the Company of (a) a merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (b) a complete liquidation or dissolution of the Company; or (c) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Executive Compensation Interlocks and Insider Participation

  The Executive Compensation Committee is comprised of William P. Dickey and Dale F. Kinsella. There are no Executive Compensation Committee interlocks and no employees of the Company participate on the Executive Compensation Committee.

Executive Compensation Committee Report on Executive Compensation

Role of the Executive Compensation Committee

  The Company's Executive Compensation Committee of the Board of Directors is responsible for:

  . Developing, administering, and monitoring the Company's executive compensation programs;

  . Ensuring that the executive compensation programs are designed to be consistent with the Company's corporate strategies and business objectives;

  . Reviewing and approving all compensation plans affecting the senior officers and management of the Company; and

  . Determining the specific amounts of compensation for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of the Company.

General Policies Regarding Compensation of Executive Officers

  In establishing compensation for executive officers, the Committee seeks to:

  . Attract and retain individuals of superior ability and managerial talent;

  . Ensure senior officer compensation is aligned with the Company's corporate strategies, business objectives as well as the long-term interests of the Company's stockholders;

  . Increase the incentive to achieve key strategic and financial performance measures by linking annual incentive award opportunities to the achievement of specific performance goals in these areas; and

  . Enhance the incentive to increase the Company's stock price and maximize stockholder value, as well as enhance the opportunities for retention of key people, through providing a portion of total compensation opportunities for senior officers in the form of restricted stock and stock options.

Determination of Compensation of Executive Officers for the Year 2000

  2000 compensation decisions were made with a view towards furthering the foregoing compensation objectives and in light of the Company's 2000 performance. In determining the total amount of cash compensation paid to its senior executive officers, the Committee evaluated the following in determining the desired positioning of the Company relative to the market, as well as the desired mix of base salary, annual incentives and long-term compensation opportunities:

  . Performance of the Company for 2000 as compared to other REITs, with an emphasis on office REITs;

  . Performance of the Company for 2000 as compared to other real estate companies engaged in activities similar to those engaged in by the Company, with an emphasis on developers; and

  .  The current economic environment of the real estate industry in general.

  To these ends, the Company's executive compensation package consists of a fixed base salary, variable annual cash incentive compensation (bonus) and stock-based long-term incentive awards. Compensation for each executive officer is weighted towards the variable components in order to ensure that total compensation reflects the overall success or failure by the Company and the executive officer to meet the appropriate performance measures.

  Base Salary. Salary levels of executive officers are established after a review of REITs and other real estate companies deemed comparable to the Company. The Committee generally compares the Company's performance with that of other REITs and real estate companies engaged in activities similar to those engaged in by the Company. Individual base salaries are reviewed at least annually and salary increases are granted based on each executive's performance and contribution to the overall success of the Company. Other subjective features are considered such as the individual's experience and performance.

  Annual Incentive Bonus. The Company's annual bonus plan promotes the Company's pay for performance philosophy and is designed to motivate all employees by linking bonus awards to the achievement of performance benchmark goals in key strategic and financial performance measures. The Company believes that linking short-term incentives to the Company's performance provides executive officers with the appropriate incentive to achieve the Company's annual business objectives. The amount of each executive officer's annual bonus is based upon a combination of three performance factors, recognizing that executive officers' have their annual incentives weighted more heavily toward the achievement of overall corporate and team performance rather than individual performance:

  . ""Overall Corporate Performance" refers to the Company's performance measures including its financial and strategic measures;

  . ""Team Performance" refers to key functional or departmental performance measures. This aspect of performance links individuals to the performance of their collective work group and is intended to foster cooperation within the Company; and

  . ""Individual Achievements and Performance" refers to each individual's annual goals as established each year during the Company's formal performance review process. This aspect of performance motivates individuals to achieve a high level of individual success and personal contribution.

  For 2000, overall corporate goals were measured on the basis of achieving targeted earnings, operations, development, disposition, financing, and shareholder return objectives. These objectives included contributions to Funds From Operations ("FFO") per share, as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), total returns from and value created by targeted amounts of completed development, performance of the existing property portfolio, completion of a targeted amount of dispositions at targeted selling capitalization rates, execution of specific financing strategies, and contributions to total shareholder return. Department goals were measured on specific departmental strategic and operational objectives. Individual performance measures are assessed in a subjective manner based upon each individual's annual goals.

  Long-Term Incentive Compensation. The Compensation Committee recognized that, while the bonus program provides awards for positive short-term and mid-term performance, the interests of shareholders are best served by giving key employees the opportunity to participate in the appreciation of the Company's Common Stock through the granting of stock based incentives. The members of the Committee believe that share performance, over the long-term, will reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives. To that end, the long-term portion of the Company's executive compensation package is comprised of stock based incentives that motivate executives to increase the Company's stock price and, therefore, the return to the Company's stockholders.

  In granting stock-based awards, the Committee takes into account such factors as it determines to be appropriate under the circumstances, including an assessment of the senior officer's achieved performance goals and objectives, the extent of an executive's equity ownership in the Company and the amounts and value of long-term compensation and stock-based compensation received by similarly situated executives at competitor firms. Stock options are granted at 100% of the stock's fair market value on the grant date. Grants of restricted shares of Common Stock are purchased by the executive officers at par value. During 2000, 175,000 shares of restricted stock were granted to the Company's executive officers. The Company did not grant options to purchase shares of Common Stock to the Company's executive officers during 2000.

  Chief Executive Officer Compensation. The compensation of John B. Kilroy, Jr. for the year ended December 31, 2000 was determined in accordance with the criteria discussed above. In determining the total amount of cash compensation paid to Mr. Kilroy, the Committee evaluated the following:

  . Performance of the Company for 2000 as compared to other REITs, with an emphasis on office REITs;

  . Performance of the Company for 2000 as compared to other real estate companies engaged in activities similar to those engaged in by the Company; and

  .  The current economic environment of the real estate industry in general.

  Specifically, the Committee gave substantial weight to the achievement of the Company's goals for growth in FFO per share, total returns from and value created by completed development, operating portfolio results, and the specific contributions that the CEO personally made in strategically positioning the Company to be a leader in its target markets. The Committee took into consideration the continuing growth and success of the Company's development business and how the Company has been well-positioned to take advantage of growth opportunities by identifying key markets and projects designed to appeal to growing companies in the expanding California economy. The Committee also considered what was, in it's judgement, the particularly successful completion in 2000, following multi-year development periods, of nine new development projects representing a total investment of $203 million. The Committee granted to Mr. Kilroy 67,500 shares of restricted stock, but did not issue any options to purchase shares of Common Stock for the year ended December 31, 2000.

  Limitation on Deductibility of Executive Compensation. Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be "performance-based" compensation as determined under Section 162(m), which includes most stock option and other incentive arrangements, the material terms of which have been approved by shareholders. While the Committee's intention is to comply, to the greatest extent reasonable, with the requirements under Section 162(m), the Committee will balance the costs and burdens involved in such compliance against the value to the Company and its stockholders of the tax benefits to be obtained by the Company, and thereby may pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

  Despite the fact that the Company's incentive bonuses are determined based on the evaluation of the Company's performance and take into consideration certain financial and strategic goals, the Committee does not apply these factors on a strict formulaic basis. As a result, the Company's incentive bonuses do not satisfy the requirements of Section 162(m). The Committee believes that because the Company qualifies as a REIT under the Code and is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to the Company, provided the Company continues to distribute 95% of its taxable income.

April 6, 2001                             Executive Compensation Committee

                                          William P. Dickey
                                          Dale F. Kinsella

                               PERFORMANCE GRAPH

  As a part of the rules concerning executive compensation disclosure, the Company is obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock over a five-year period. However, since the Company's Common Stock has been publicly traded only since January 28, 1997, such information is provided from that date through December 31, 2000.

  The following line graph compares the change in the Company's cumulative stockholder return on its shares of Common Stock to the cumulative total return of the NAREIT Equity REIT Total Return Index ("NAREIT Equity Index") and the Standard & Poor's 500 Stock Index ("S&P 500 Index") from January 31, 1997, the closing date of the Company's initial public offering, to December 31, 2000. The line graph starts at January 28, 1997, the date that the Company's shares of Common Stock commenced trading on the NYSE; however, the beginning value of each of the NAREIT Equity Index and the S&P 500 Index is as of January 31, 1997, as each index is calculated only on a monthly basis. The graph assumes the investment of $100 in the Company and each of the indices on January 28, 1997 and as required by the Securities and Exchange Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

                        [PERFORMANCE GRAPH APPEARS HERE]

       Measurement Period
       (Fiscal Year Covered)   Kilroy Realty Corp. NAREIT Equity Index(1) S&P 500 Index(1)
       ---------------------   ------------------- ---------------------- ----------------
          1/28/97                      100                  100                 100
         12/31/97                      132                  120                 133
         12/31/98                      113                   99                 171
         12/31/99                      119                   94                 195
         12/31/00                      160                  118                 178

--------
(1) Beginning value of each of the NAREIT Equity Index and the S&P 500 Index is as of January 31, 1997, as each index is calculated only on a monthly basis.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information, as of December 31, 2000, regarding the beneficial ownership of Common Stock (or Common Stock issuable upon the redemption of common limited partnership interests (the "Units") in the Operating Partnership) for (i) each person known by the Company to be the beneficial owner of five percent or more of the Company's outstanding Common Stock (or Common Stock issuable upon the redemption of Units), (ii) each director and each Named Executive Officer and (iii) the directors and such Named Executive Officers of the Company as a group. Except as indicated below, all of such Common Stock is owned directly, and the indicated person has sole voting and investment power with respect to all of the shares of Common Stock beneficially owned by such person. The Company has relied upon information supplied by its officers, directors and certain stockholders and upon information contained in filings with the Securities and Exchange Commission.

                                      Number of Shares of     Percentage of
                                          Common Stock      Outstanding Shares
     Name of Beneficial Owner(1)      Beneficially Owned(2) of Common Stock(2)
     ---------------------------      --------------------  ------------------
LaSalle Investment Management,
 Inc. ...............................      2,914,662(3)             9.9%
European Investors Incorporated......      2,340,611(4)             8.0%
John B. Kilroy, Jr. .................      1,748,970(5)             6.0%
CRA Real Estate Securities, L.P. ....      1,618,429(6)             5.5%
Cohen & Steers Capital Management,
 Inc. ...............................      1,544,700(7)             5.3%
John B. Kilroy, Sr. .................      1,161,270(8)             4.0%
Richard E. Moran Jr. ................        313,635(9)             1.1%
Jeffrey C. Hawken....................        290,500(10)            1.0%
Campbell Hugh Greenup................        110,000(11)              *
Steven R. Scott......................         23,334(12)              *
Matthew J. Hart......................         21,001(13)              *
William P. Dickey....................         18,001(14)              *
Dale F. Kinsella.....................         16,001(15)              *
John R. D'Eathe......................         15,668(16)              *
All directors and executive officers
 as a group (10 persons).............      3,718,380               12.7%

--------
  * Represents less than 1.0% of outstanding shares of Common Stock.

 (1) Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245.

 (2) Assumes the exchange, at the Company's option, of Units held by such beneficial owner that are redeemable within 60 days of December 31, 2000 into shares of Common Stock on a one-for-one basis and includes shares of Common Stock issuable upon the exercise of options held by such beneficial owner that are exercisable within 60 days of December 31, 2000, the date as of which information in the table is presented.

 (3) Represents the number of shares of Common Stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001 by LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a wholly-owned subsidiary of LaSalle. The address for LaSalle is 200 East Randolph Drive, Chicago, Illinois 60601.

 (4) Represents the number of shares of Common Stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on January 9, 2001 by European Investors Incorporated ("EII") and EII Realty Securities Incorporated ("ERS"), a wholly-owned subsidiary of EII. The address for EII is 667 Madison Avenue, 16th Floor, New York, New York 10021-8041.

 (5) Includes (i) 416,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000, (ii) 1,012,402 shares of Common Stock issuable, at the Company's option, upon the redemption of Units (including Units beneficially owned by KI, Kilroy Airport Imperial Co. ("KAICO") and Kilroy Technologies Company, LLC, a California limited liability company ("Kilroy

     Technologies") and allocated to Mr. Kilroy as one of its two shareholders),
     (iii) 252,401 shares of Common Stock beneficially owned by Mr. Kilroy and
     (iv) 67,500 restricted shares of Common Stock held directly.

 (6) Based on information provided in a questionnaire by Clarion CRA Securities. As of December 31, 2000 Clarion CRA Securities had sole voting power with respect to 1,618,429 shares of Common Stock. The address for Clarion CRA Securities is 259 N. Radnor-Chester Road, Suite 205, Radnor, Pennsylvania 19087.

 (7) Represents the number of shares of Common Stock beneficially owned as reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001 by Cohen & Steers Capital Management, Inc. ("Cohen & Steers"). The address for Cohen & Steers is 757 Third Avenue, New York, New York, 10017

 (8) Includes (i) 20,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000, (ii) 783,170 shares of Common Stock issuable upon the redemption of Units (including Units beneficially owned by KI, KAICO, and Kilroy Technologies, and allocated to Mr. Kilroy as one of its two shareholders) and (iii) 358,099 shares of Common Stock beneficially owned by Mr. Kilroy.

 (9) Includes (i) 197,465 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000 (ii) 49,170 shares of Common Stock held directly and (iii) 67,000 restricted shares of Common Stock held directly.

(10) Includes (i) 250,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000 and (ii) 40,500 restricted shares of Common Stock held directly.

(11) Includes (i) 100,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000 and (ii) 10,000 restricted shares of Common Stock held directly. Subsequent to December 31, 2000, the Company issued 35,000 shares of Common Stock to Mr. Greenup upon his exercise of 35,000 options.

(12) Includes (i) 13,334 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000 and (ii) 10,000 restricted shares of Common Stock held directly.

(13) Includes (i) 16,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000 and (ii) 5,000 shares of common stock beneficially owned by Mr. Hart. Subsequent to December 31, 2000, the Company issued 5,000 shares of Common Stock to Mr. Hart upon his exercise of 5,000 options.


(14) Includes (i) 16,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000 and (ii) 2,000 shares of common stock beneficially owned by Mr. Dickey.


(15) Includes 16,001 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000.

(16) Includes 15,668 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of December 31, 2000.

Certain Relationships and Related Transactions

  Certain directors and executive officers of the Company, including John B. Kilroy, Sr. and John B. Kilroy, Jr., the Chairman of the Board and the President and Chief Executive Officer, respectively, (or members of their immediate families) have direct or indirect interests in transactions and potential transactions with the Company, the Operating Partnership or Kilroy Services Inc. ("KSI") as described below.

Option Property

  In connection with the formation of the Company, the Operating Partnership entered into an agreement with Kilroy Airport Imperial Co. ("KAICO"), a partnership controlled by John B. Kilroy, Sr. and John B. Kilroy, Jr., the Chairman of the Board, and President, Chief Executive Officer and Director, respectively, granting to the Operating Partnership an option to acquire the three-building office complex located on the corner of Sepulveda Boulevard and Imperial Highway in El Segundo, California (the "Imperial and Sepulveda Office Complex").

  Pursuant to the terms of the agreement, the Operating Partnership had the option to purchase the Imperial and Sepulveda Office Complex on or before January 31, 2004 for a purchase price equal to the sum of (i) the then outstanding mortgage indebtedness secured by the respective properties, plus
(ii) $1, plus (iii) the aggregate amount of capital contributed by the beneficial owners of the property, net of actual cash distributions distributed in respect of such beneficial owners, during the period beginning on January 31, 1997 and ending on the date of exercise of the option, plus
(iv) an annualized return of 8.0% on the amount in excess of $5.0 million, if any, as determined pursuant to clause (iii) preceding.

  In May 2000, the Operating Partnership purchased the outstanding mortgage indebtedness secured by the complex, which consisted of a non-recourse note receivable with an outstanding principal balance of $60.8 million, accrued interest of $10.2 million, bearing an annual interest rate of 9.63%, and maturing February 1, 2005, from an institutional lender at a discount for $45.3 million. At the time of the acquisition, KAICO was in payment default under the terms of the note. In connection with the purchase of this note receivable, KAICO and the Operating Partnership entered into agreements to modify the terms of the option agreement such that, as amended, the Operating Partnership had the option to purchase the Imperial and Sepulveda Office Complex for a purchase price equal to the sum of (i) the then outstanding mortgage indebtedness secured by the respective properties, plus (ii) $120,000 to be paid in either cash or common limited partnership units of the Operating Partnership. The Operating Partnership also agreed to pay KAICO approximately $3.3 million for the reimbursement of expenditures incurred by KAICO on the complex since 1997 and for the modification of the existing option. As a result of the acquisition of the note, the Company received approximately $2.7 million which was recorded as interest income during 2000.

  The Company subsequently exercised the amended option and acquired the property. In October 2000, the Operating Partnership and KAICO agreed to modify the terms of the note to write down the principal and accrued interest to $45.3 million. In connection with the modification of the note, a wholly-owned subsidiary of the Company acquired a 25% tenancy-in-common interest in the complex from KAICO, subject to 25% or $11.3 million of the $45.3 million note, in exchange for 1,133 common limited partnership units of the Operating Partnership valued at approximately $30,000, based upon the average closing share price of the Company's common stock as reported on the New York Stock Exchange for the ten business days preceding the date of acquisition. During the fourth quarter of 2000, the Company recorded approximately $0.2 million as other income related to its equity in earnings from its 25% tenancy-in-common interest. On January 9, 2001, the Operating Partnership acquired the remaining 75% tenancy-in-common interest in the complex from KAICO for a cash purchase price equal to the outstanding indebtedness secured by the property plus $90,000 in cash. KAICO concurrently used the proceeds to repay the outstanding principal and accrued and unpaid interest on the note held by the Company.

Other Relationships and Transactions

  Prior to the acquisition of the Imperial and Sepulveda Complex, the Operating Partnership provided management and leasing services pursuant to management agreements executed in January 1997. During 2000, in connection with the management and leasing services provided by the Operating Partnership for the Option Property, Messrs. Kilroy, Sr. and Kilroy, Jr. paid to the Operating Partnership fees in the aggregate amount of $120,000, which the Company believes is to the fair market value for such services provided.

  As part of the Company's marketing strategy, in April 2000, KSI entered into an agreement with TradeWind Navigation, Inc., a company owned solely by John
B. Kilroy, Sr., to charter a sailing vessel for 26 weeks during the year. The Company uses the sailing vessel in its marketing efforts by sponsoring broker and tenant events. During 2000, the Company paid TradeWind Navigation approximately $0.2 million under this agreement.

                    COMPLIANCE WITH FEDERAL SECURITIES LAWS

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity securities of the Company. Insiders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of reports furnished to the Company or written representations that no other reports were required, during the year ended December 31, 2000, all Insiders complied with all Section 16(a) filing requirements applicable to them, except that Steven
S. Scott was late with respect to the filing of a Statement of Changes in Beneficial Ownership on Form 3 for the month of June 2000. The Form 3 for Mr. Scott related to a single transaction and the initiation of his Section 16 reporting obligations.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

  A stockholder desiring to have a proposal included in the Company's proxy statement for the 2002 annual meeting of stockholders must comply with the applicable rules and regulations of the Securities and Exchange Commission, including that any such proposal must be received by the Company's Secretary at the Company's principal executive offices by December 7, 2001.

  The Company's bylaws require a stockholder desiring to present a proposal for a vote at the 2002 annual meeting of stockholders to notify the Company's Secretary in writing. The notice generally must be delivered to or mailed and received at the Company's principal executive offices (i) not less than 50 days nor more than 75 days prior to the 2002 annual meeting or (ii) if the Company provides less than 65 days public notice of the date of its annual meeting, then not later than the 15th day following the earlier of the day on which public notice of the date for the 2002 annual meeting is published or mailed. Other specifics regarding the notice procedures, including the required content of the notice, can be found in the Company's bylaws, a copy of which may be obtained without charge by request to the Company's Secretary at the Company's executive offices.

  Stockholders who wish to have a proposal included in the Company's proxy statement for the 2002 annual meeting or have a proposal properly brought before the 2002 annual meeting for a vote must comply with the above requirements, as applicable. Stockholders that comply with the rules and regulations of the Securities and Exchange Commission to have a proposal included in the Company's proxy statement for the 2002 annual meeting will be deemed to have complied with the notice requirements contained in the Company's bylaws. Stockholder proposals submitted to the Company's Secretary that do not comply with these requirements may be excluded from the Company's proxy statement and/or may not be brought before the 2002 annual meeting, as applicable.

                             INDEPENDENT AUDITORS

  Subject to its discretion to appoint alternative auditors if it deems such action appropriate, the Board has retained Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. The Board has been advised by Deloitte & Touche LLP that it is independent with regard to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder. Representatives of Deloitte & Touche, LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions from stockholders.

Fees Paid to Independent Auditor

  The fees paid to Deloitte & Touche, LLP, the Company's independent auditor, during the 2000 fiscal year are as follows:

     Fees Paid
     ---------
     Audit Fees(1)..................................................... $154,500
     All Other Fees(2),(3)............................................. $540,500

--------
(1) Includes the aggregate fees billed for professional services rendered by Deloitte & Touche, LLP for the audit of the Company's annual financial statements for the 2000 fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2000 fiscal year.

(2) Deloitte & Touche, LLP did not provide any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2000 fiscal year.

(3) Includes the aggregate fees billed for all services rendered Deloitte & Touche, LLP, other than fees for the services which must be reported under Audit Fees or Financial Information Systems Design and Implementation Fees, during the 2000 fiscal year.

                          PROXY SOLICITATION EXPENSE

  The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of the Company's Common Stock. The Company will use the services of Mellon Investor Services LLC, P.O. Box 3315, South Hackensack, NJ, 07606, to assist with the mailing of proxies and expects to pay a fee of approximately $2,000 for these services. Proxies may be solicited by directors, officers, and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specifically compensated therefore.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Securities and Exchange Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, or by way of the Securities and Exchange Commission's Internet address, http://www.sec.gov.

  The Company will provide without charge to each person to whom a copy of the Proxy Statement is delivered, upon the written or oral request of any such persons, additional copies of the Company's Form 10-K for the period ended December 31, 2000. Requests for such copies should be addressed to: Kilroy Realty Corporation, 2250 East Imperial Highway, Suite 1200, El Segundo, California 90245, Attn: Secretary, telephone (310) 563-5500.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

  You are urged to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your shares, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

April 6, 2001

                                          By Order of the Board of Directors,

                                          Richard E. Moran Jr.
                                          Executive Vice President,
                                          Chief Financial Officer and
                                           Secretary

                                  APPENDIX A

                           KILROY REALTY CORPORATION
                            AUDIT COMMITTEE CHARTER

Overview

  Audit Committees are required for all New York Stock Exchange companies. The Audit Committee (the "Committee") is constituted and established by the board of directors of the Company (the "Board of Directors") pursuant to the bylaws of the Company and reports to the Board of Directors. The Committee's responsibilities and authorities are summarized in this Audit Committee Charter, which is approved by the Board of Directors. The Committee shall review this charter annually and recommend any proposed changes to the Board of Directors for approval.

Responsibility of the Committee

  The Committee's purpose is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's independent public accountants. The Committee is the Board of Directors' principal agent in assuring the independence of the Company's independent public accountants, although the opportunity for the independent public accountants to meet with the entire Board of Directors' as needed is not to be restricted.

Responsibilities of Management and Independent Public Accountants

  Management of the Company has the responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent public accountants are responsible for performing an audit of the Company's annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles, reviewing the Company's quarterly financial statements and other procedures. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons within the Company and of the professionals and experts (such as the independent public accountants) from which it receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts absent actual knowledge to the contrary and (iii) representations made by management or the independent public accountants as to any non-audit services provided by the independent public accountants to the Company.

Authority of the Committee

  Subject to the overriding responsibility and authority of the Board of Directors, the Committee shall have nonexclusive authority to perform the following functions:

  A. General

    1. The Committee shall inform the independent public accountants and management that the independent public accountants and the Committee may communicate with each other at any and all times and that the Committee Chairman may call a meeting whenever deemed necessary.

    2. Each of the Committee members shall have a general familiarity with the accounting and reporting principles included in the Company's financial statements and with other significant compliance requirements of the Company.

    3. The Committee shall review significant reports on the results of any regulatory or other audits and monitor management's corrective action, where applicable.

    4. The Committee shall provide the report for inclusion in the Company's Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

    5. The Committee shall review and reassess the Committees charter at least annually and submit any recommended changes to the Board of Directors for its consideration.

    6. The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board of Directors regarding the Committee's actions and recommendations, if any.

  B. Independent Public Accountants

    1. The Committee shall evaluate and recommend to the Board of Directors the selection of independent public accountants for the annual audit, giving full consideration to independence, effectiveness and cost. The Board of Directors, with the help of the Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent public accountants. Such independent public accountants are ultimately accountable to the Board of Directors and the Committee, as representatives of the shareholders.

    2. The Committee shall approve the fees to be paid to the independent public accountant and any other terms of the engagement of the independent public accountants.

    3. The Committee shall review(1) the scope and general extent of the independent public accountants' annual audit, including the independent public accountants' engagement letter. The Committee's review shall encompass an understanding of factors considered in determining the audit scope, including:

              . Industry and business risk characteristics of the Company; . External reporting requirements;
              . Quality of internal accounting controls; and . Requirements to maintain the Company's status as a REIT.

    4. The Committee shall obtain formal written affirmation of independence from the independent public accountants.

    5. The Committee shall obtain a formal written statement from the independent public accountants delineating all relationships between the independent public accountant and the Company consistent with Independence Standards Board Standard No. 1. The Committee is responsible for actively engaging in dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and for recommending that the Board of Directors take appropriate action if necessary.

    6. If applicable, the Committee shall consider whether the independent public accountant's provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditor.

    7. The Committee shall discuss with management and the independent public accountants any limitations in scope or significant disagreements with management encountered during the course of the audit, and significant adjustments proposed by the independent public accountants.

--------
(1) Auditing literature, particularly, Statement of Accounting Standards No. 71, defines the term "review" to include a particular set of required procedures to be undertaken by independent accountants. The members of the Committee are not independent accountants, and the term "review" as used in this Audit Committee charter is not intended to have this meaning. Consistent with footnote 47 of SEC Release No. 34-4226, any use in this Audit Committee Charter of the term "review" should not be interpreted to suggest that the Committee member can or should follow the procedures required of auditors performing reviews of interim financial statements.

    8. The Committee shall review the annual financial statements and discuss them with management and the independent public accountants. This discussion shall take into consideration the quality of the Company's accounting principles. It should include all matters required to be communicated by the independent public accountants under Statement of Auditing Standards No. 61 and any such items that the Committee or the independent public accountants deem appropriate. Based on such review, and discussions, the Committee shall recommend to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

    9. The independent public accountant is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The chairman of the Committee shall discuss with management and the independent public accountants the interim financial information contained in the Company's earnings announcement prior to its release. The independent public accountants will summarize the results of their review of the interim financial information as part of the discussion. In the event there are items that require further evaluation, the chairman will, at his discretion, discuss those items with the other members of the Committee.

    10. The Committee shall discuss with management and the independent public accountants the Company's compliance with the applicable regulatory provisions required to maintain the Company's status as a REIT.

    11. The Committee shall discuss with the Company's independent accountant the adequacy of the Company's internal controls.

  C. Other

    1. Perform such other functions as the committee lawfully assumes and which it believes in good faith are necessary, appropriate or desirable to help perform the above functions.

    2. Retain persons who have special competence as necessary to assist the committee in fulfilling its responsibilities.

Membership

  The Committee shall consist of three or more members of the Board of Directors. The members shall be appointed by action of the Board and shall serve at the discretion of the Board of Directors. Each Committee member shall be "financially literate" as determined by the Board of Directors in its business judgment and shall satisfy the "independence" requirements of the New York Stock Exchange. At least one member of the Committee shall have "accounting or related financial management expertise," as determined by the Board of Directors in its business judgment.

Meetings

  The Committee shall meet at least annually to review the annual financial statements and discuss them with management and the independent public accountants. In addition, the chairman of the Committee shall discuss with management and the independent public accountants the interim financial information contained in the Company's earnings announcement prior to its release. The Committee chairman may call a meeting whenever it is deemed necessary. The Committee may establish a regular annual agenda and meeting schedule. Meetings of the Committee will be held at the convenience of the members.

Attendance

  A quorum shall be constituted by a majority of the Committee's members, or all of the Committee's members if the Committee has less than three members. The Chairman may additionally request that members of management, representatives of the independent auditors, and other advisors and/or employees be present at meetings.

Agenda and Minutes

  An agenda shall be prepared by the Corporate Secretary in consultation with the Committee chairman. Minutes of each meeting are to be prepared by the person acting as secretary of the meeting, approved by the Committee, and subsequently distributed to the Board of Directors. The Secretary will retain a copy in the Company's permanent files.

PROXY

                           KILROY REALTY CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 22, 2001

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned stockholder of Kilroy Realty Corporation (the "Company") acknowledges receipt of a copy of the Annual Report and the proxy statement dated April 6, 2001 and, revoking any proxy heretofore given, hereby appoints John B. Kilroy, Sr., John B. Kilroy, Jr., Richard E. Moran Jr. and each of them, as proxies for the undersigned, and hereby authorizes each of them to vote all the shares of Common Stock of the Company held of record by the undersigned of March 20, 2001, at the Annual Meeting of Stockholders to be held on May 22, 2001, or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE COMPANY'S RIGHTS PLAN.

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Please mark
your votes  [X]
like this


PROPOSAL 1: ELECTION OF DIRECTORS
Nominees: William P. Dickey
          John R. D'Eathe

  FOR (except as indicated to the contrary)  [_]

  WITHHOLD                                   [_]

INSTRUCTION: To withhold authority to vote for any nominee's name on the space provided below:


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PROPOSAL 2: STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S RIGHTS PLAN

  FOR          [_]

  AGAINST      [_]

  ABSTAIN      [_]

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR approval of Proposal 1 and AGAINST Proposal 2.

[_] Please check if you have had a change of address and print your new address and phone number below

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PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
ENVELOPE.

Date: ________________________, 2001 ___________________________________________
                                     (Signature)

NOTE: Please sign exactly as shown at left. If stock is jointly held, each owner should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

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